UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NorthWestern Corporation
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THE FOLLOWING IS A TRANSCRIPT OF A JOINT INVESTOR CONFERENCE CALL HELD BY NORTHWESTERN CORPORATION AND BABCOCK & BROWN INFRASTRUCTURE LIMITED  ON APRIL 26, 2006, AND POSTED ON NORTHWESTERN CORPORATION’S WEB SITE AT WWW.NORTHWESTERNENERGY.COM ON APRIL 27, 2006.

Special Note Regarding Forward-Looking Statements

This transcript contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•                  our ability to maintain normal terms with vendors and service providers;

•                  our ability to fund and execute our business plan;

•                  our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission;

•                  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•                  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•                  adverse changes in general economic and competitive conditions in our service territories; and

•                  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

In addition, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors,

including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Important Legal Information

In connection with the proposed transaction, Northwestern Corporation will file a proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of Northwestern Corporation are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of Northwestern Corporation in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Northwestern Corporation at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Northwestern Corporation by directing such request to Northwestern Corporation, 125 South Dakota Avenue, Sioux Falls, SD 57104, Attention: Dan Rausch, Director of Investor Relations, telephone: (605) 978-2902.

Northwestern Corporation, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Northwestern Corporation stockholders in connection with the proposed transaction. Information about the interests of Northwestern Corporation’s participants in the solicitation is set forth in Northwestern Corporation’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.

NORTHWESTERN CORPORATION

April 26, 2006

10:00 a.m. CDT

Moderator	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the NorthWestern Corporation Update conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Dan Rausch. Please go ahead.

D. Rausch

Thank you, Rachel. Before we begin today’s call, I need to point out a fairly lengthy legal statement. So real quickly, any statements we make during this conference call concerning NorthWestern’s outlook and future performance are forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Our actual future businesses and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including those discussed in our Annual Report on Form 10K, recent and forthcoming Quarterly Reports on Form 10Q, recent current reports on Form 8-K and any other SEC filing.

In connection with the proposed transaction, NorthWestern Corporation will file a proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NorthWestern

Corporation are urged to carefully read the entire proxy statement when it becomes available and any other relevant documents filed with the SEC as well as any amendments or supplements to those documents because they contain important information about this proposed transaction. A definitive proxy statement will be sent to the stockholders of NorthWestern Corporation in connection with the proposed transaction.

Investors and security holders may obtain a pre-copy of the proxy statement when it becomes available and any other documents filed by NorthWestern Corporation at the SEC Web site at www.sec.gov. The proxy statements and such other documents also may be obtained for free from NorthWestern Corporation by directing such requests to 125 S. Dakota Avenue, Sioux Falls, South Dakota, 57104, Attn.: Dan Rausch, Director of Investor Relations; telephone 605-978-2902. NorthWestern Corporation, its directors, executive officers and other members of its management, employees and other certain persons may be deemed to be a participant in the solicitation proxies from NorthWestern’s proposed merger.

Information about the interest of NorthWestern Corporation’s participation in the solicitation is set forth in the proxy statements and the Annual Reports on Form 10-K previously filed with the SEC and in the proxy statement relating to this transaction when it becomes available.

I’ll now turn it over to Mike Hanson, CEO of NorthWestern Corporation to summarize the transaction.

M. Hanson

Thank you, Dan. And thanks all of you for joining us this morning and giving us an opportunity to explain in a little more detail our proposed merger with BBI. As I’m sure you’ve read by now, last night the board issued its announcement that we have entered into a definitive agreement to sell the company to Babcock & Brown Infrastructure in an all-cash transaction at $37.00 a share for a total value of about $2.2 billion. We’re very pleased that this board led process has yielded a very positive outcome for our stockholders, one that is far superior to the unsolicited proposals received during 2005 and the best value for our stockholders of the proposals that we received as part of this process.

The all-cash offer is not only superior in value to the solicited and unsolicited proposals that we received in the last couple of years, but the board strongly believes that the BBI proposal presents far less risk to our stockholders and to the communities that we serve. The offer does not require an increase in our debt and includes significant protections for NorthWestern’s stockholders. The board believes that the sale to BBI represents the best outcome for all of our stakeholders, our stock holders, our customers, the regulators and the communities we serve.

Let me describe for just a minute a little more about the process that we went through. In mid-2005, following our emergence and successful reorganization from Chapter 11 and after several quarters of improving financial performance, the company received several informal proposals from parties who were interested in buying the company. In keeping with its fiduciary duty, NorthWestern’s board last December directed management and its financial advisor to commence an evaluation of all strategic alternatives to determine how to maximize value for all of our stockholders.

In connection with that review, we identified and invited interested parties, including Montana Public Power, Inc. and Black Hills Corp., to submit formal proposals to acquire NorthWestern. The board established a Merger and Acquisition Subcommittee of independent directors to oversee the review. All interested parties were invited to perform due diligence and NorthWestern’s advisors and senior management actively engaged with the bidders as they considered their final offers.

After a thorough review and analysis of the final proposals, the board is determined that a sale of the company is the best means of maximizing stockholder value. The board selected the most attractive proposal amongst the final bids that it received in an effort to obtain the best possible outcome for the company and the stakeholders.

We believe that the structure of the transaction and the buyer both meet the terms of our bankruptcy stipulation with the Montana Consumer Council and Montana Public Service Commission and the evaluation factors that were set forth by the Montana Public Service Commission. BBI is a substantial entity with a strong track record and philosophy of owning its assets long-term. It has extensive experience in owning and operating electric generation and natural gas and electric utility companies.

BBI is committed to funding NorthWestern’s current business plan, including necessary maintenance and upgrades to the system recommended in something referred to as a Liberty Audit. BBI is committed to providing NorthWestern the capital necessary to fund further economic investment in the network as we proceed.

BBI also intends to make additional capital available to the company to pursue economic transmission and generation investment opportunities. The transaction will not increase NorthWestern’s debt. There will be no reduction in employment in the communities we serve and the company management will remain local and operate with appropriate autonomy. There will be no adverse impacts to customer service in any way. BBI and NorthWestern are committed to maintaining strong relationships with the communities we serve and with regulators in Montana, South Dakota and Nebraska. BBI is committed to continuing NorthWestern’s history of energy assistance and charitable giving programs. BBI and NorthWestern are meeting with regulators and their staffs in the very near future and other key political officials in Montana and South Dakota as soon as possible to underscore these commitments and to answer any questions they might have.

NorthWestern’s director specifically asked the bidders to address the stipulation I referred to before relating to regulatory matters entered into in the bankruptcy and BBI was the most thorough response in consideration of those factors.

Throughout the process the NorthWestern board and senior management have been working to meet the interests of all of our stakeholders, our customers, our employees, our regulators, our communities and our stockholders. We have focused in particular on ensuring that this process has had no negative impact on cost, reliability or quality of service.

NorthWestern and its advisors contact 23 qualified parties, 15 strategic investors and 8 financial or infrastructure investors. Ten parties signed confidentiality agreements, eight of those parties submitted bids, and six were invited to participate in the final round of the process. Five of those parties did submit final binding proposals.

It’s been publicly confirmed by both Montana Public Power, Inc. and Black Hills that they participated in this process and we are bound by confidentiality agreements from discussing the specific aspects of any bids received, other than the offer from BBI that was judged by the board as superior to all of the proposals.

I’d just assure you that parties, MPPI and Black Hills had publicly announced their interest, were invited, given full participation and treated similarly with all the other interested parties.

The agreed upon acquisition price represents a significant premium on both of those public offers. This is a very robust process and we are very confident that we have selected the best value, the best bidder and a transaction that’s highly likely to succeed.

Now I’d like to turn it over to Mr. Barry Upson, who is an independent member of BBI’s parent board for his comments.

B. Upson

Thanks, Mike. Babcock & Brown Infrastructure, BBI, is extremely pleased to have this opportunity to team with this well-run, locally based utility and to further BBI’s involvement in the United States. BBI owns utility companies and related infrastructure assets worldwide and is based in Sydney, Australia and is listed on the Australian Stock Exchange.

It invests in, owns, and manages these business based on the view that they will be owned permanently. BBI owns companies in electricity transmission and distribution, gas transmission and distribution, transport infrastructure and has ownership interest in thermal and renewable power generation.

BBI’s energy sector management is comprised of utility executives with an average age of 25 years each in the electric and gas transmission and distribution businesses. BBI looks at each operating company to be managed locally and responsibly. BBI is a long-term, conservative utility owner with a proven track record of owning and investing in energy transmission and power generation assets.

BBI’s business approach emphasizes local management, local jobs and local growth, including investing in infrastructure replacement, transmission and power production, especially wind.

NorthWestern will remain a stable provider of energy in Montana, South Dakota and Nebraska. The transaction will have no adverse impact on the cost, reliability or quality of our customer service. There will be no reduction in service levels as a result of this transaction. The transaction will not increase NorthWestern’s debt and there will be no layoffs planned as a result of the transaction.

In short, BBI is very confident of the NorthWestern management and it will be business as usual from BBI’s point of view.

M. Hanson

Thank you, Barry. Before we open up for questions, let me just summarize again that NorthWestern’s board believes strongly that the BBI offer is superior to all the other proposals in terms of its value to our stockholders, in terms of BBI’s cooperation with reaching a definitive agreement, final terms of the agreement, the commitments to NorthWestern’s employees and continuing support of NorthWestern’s business plan, and the infrastructure development that will improve the reliability and quality of our service to our customers.

We asked each bidder, and BBI specifically addressed the factors that have been delineated by our Montana regulators, and we believe that they meet all of those criteria very well. We are very confident that this transaction will proceed in an orderly fashion through the regulatory approval process and be approved in a reasonable time frame.

With that, Operator, we’re open to questions if there are any.

Moderator	Thank you. The first question comes from the line of Steve Velgot with Cathay Financial.

S. Velgot

A couple of questions. Could you tell me what the break up fee is in the deal? And whether or not you’ve been able to have any discussions with regulators or if that’s going to take place at a later time?

M. Hanson

If there is a breach of the agreement on the part of BBI, Steve, there is a break up fee of $70 million, U.S., secured by a letter of credit. We have contacted the regulators in each location and notified them of our announcement and over the next day or so are going to be meeting with regulators and their staffs to provide further information and answer any questions that they have.

S. Velgot	Thank you.

Moderator	The next question comes from the line of John Alli with Zimmer Lucas.

J. Alli	Good morning, guys. Just had two quick questions. One, could you give us any color on the dates? I know often there’s a walk away date in these merger agreements.

M. Hanson	Yes, John, the agreement has an end date of two years outside if we’re unable to close before then. But, as I said, we believe we’ll get it closed long before that.

J. Alli	And if NWEC were to break the deal, would you have a break up fee associated with that?

M. Hanson	Yes, we have a break up fee payable by NorthWestern in the event of a breach or superior offer of $50 million.

J. Alli	All right. Thank you.

Moderator	The next question comes from the line of Jeffrey Stein with Durham Asset Management.

J. Stein

Good morning, gentlemen. Thank you for hosting the call. Can you just comment if it is your intention to continue to pay dividends in the ordinary course of business throughout the time period that will be required to close the transaction?

M. Hanson	Yes, it is, Jeff, and the agreement enables us to do that.

J. Stein	Thank you.

M. Hanson

And let me expound a little further. We can continue at our current dividend rate through the first three quarters of this year and then we can increase that by up to $0.03 a share or 10% beginning in the fourth quarter of this year assuming, obviously, that the cash flows are strong and the board feels that’s the appropriate thing to do.

J. Stein	Thank you very much.

Moderator	The next question comes from the line of John Greene with Halcyon.

J. Greene	Hi, it’s John Greene from Halcyon. Also, just on the dividend; to the extent that the deal closes in between the end of a quarter and the start of the next quarter, will the last dividend be prorated?

M. Hanson	Yes, John, we do prorate the dividends in the quarter of closing.

J. Greene	Okay, thank you.

Moderator	There are no additional questions at this time. Please continue.

D. Rausch

We will be announcing our first quarter ‘06 earnings next Thursday, May 4th at 11:00 eastern time. We look forward to talking to all of you again then and thanks, again, for participating on this call.

B. Upson	Thank you.

M. Hanson	Thank you, folks.

Moderator

Ladies and gentlemen, this conference will be available for replay after 1:30 p.m. central time today through May 26, 2006 at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 827377. International participants may dial 1-320-365-3844 and enter access code 827377. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.